Exhibit 10.16
NATIONSTAR MORTGAGE LLC
LONG-TERM INCENTIVE PLAN
March 2007

NATIONSTAR MORTGAGE LLC
LONG-TERM INCENTIVE PLAN

i

NATIONSTAR MORTGAGE LLC
LONG-TERM INCENTIVE PLAN
PREAMBLE
     Nationstar Mortgage LLC (the “Company”) recognizes the outstanding performance and individual contributions of certain Employees as essential to the overall success and profitability of the Company. The Company therefore wishes to retain the services of these Employees. As a fundamental strategy to encourage and reward the continued service of these Employees, the Company is establishing a long-term incentive plan that will provide them with certain cash benefits, contingent on the performance of future services, as set forth herein.
     Only those Employees selected by the President and CEO will be eligible to participate in the Plan. The Company intends that any Participant or Beneficiary of the Plan shall have the status of an unsecured general creditor with respect to this Plan.
     The terms of the Plan are as follows:
ARTICLE I
ELIGIBILITY
     1.1 The President and CEO shall determine, within ninety (90) days after the beginning of each Performance Period, the eligibility of individuals to participate in the Plan with respect to such Performance Period; provided, however, that participation shall be limited to individuals who are Employees of the Company. From time to time, the President and CEO may select an individual to participate in the Plan for the remainder of a Performance Period after the aforesaid ninety (90)-day period has elapsed. In such event, the President and CEO shall determine the amount of the Award that shall be credited on behalf of such individual for such Performance Period, as provided in Section 2.1 hereof. The President and CEO, or his authorized delegate, shall notify each Employee of his eligibility to participate as soon as practicable following the determination. The determination as to the eligibility of any Employee to participate in the Plan for any Performance Period shall be in the sole and absolute discretion of the President and CEO, consistent with the policies of the Company in place from time to time, and the decision of the President and CEO in that regard shall be conclusive and binding for all purposes hereunder. The eligibility of an Employee to participate in the Plan for any Performance Period shall not entitle such Employee to participate in the Plan in subsequent Performance Periods.
ARTICLE II
AWARDS
     2.1 Eligibility for Award. Within ninety (90) days after the beginning of each Performance Period, the President and CEO shall establish specified performance goals for each Participant during the Performance Period. In establishing such performance goals, the President and CEO may consider the position and responsibilities of the Participant; the importance of such individual to the Company; the duties of such individual; the desired financial performance of the

Company; the past, present and potential contributions of such individual to the growth and success of the Company; and such other factors as the President and CEO in his sole discretion may deem relevant in connection with the purposes of this Plan. As soon as practicable following each Award Date, the President and CEO shall, based on the level of attainment of the pre-established performance goals, determine the amount of the Award, if any, to be granted to each Participant who is eligible to participate in the Plan for such Performance Period and who continues to be employed on the Award Date. Notwithstanding the foregoing, in the event that an Employee becomes eligible to participate in the Plan after the aforesaid ninety (90)-day period has elapsed, the President and CEO shall determine the amount of the Award that shall be credited on behalf of such Participant for such Performance Period. In the event that a Participant’s employment terminates during such Performance Period as a result of death or Disability, such Participant or, if applicable, his Beneficiary, shall be entitled to a pro rata portion of such Award, based on the ratio of the number of days in the Performance Period prior to the date of the Participant’s death (or, if applicable, determination of his Disability) to 365. All determinations of the President and CEO in this regard shall be conclusive and binding on all Participants for all purposes hereunder.
     2.2 Vesting of Award. A Participant shall not be entitled to any portion of the Award until such Award is fully vested. A Participant shall vest in the entire amount of the Award applicable to a Performance Period upon the Vesting Date. Any Award with respect to which a Participant is not fully vested shall be forfeited on the date on which the Participant’s employment with the Company is terminated.
ARTICLE III
ACCOUNTS
     3.1 Crediting Accounts. As soon as practicable after each Award Date, the Plan Administrator shall credit the amount of any Award granted to a Participant pursuant to Section 2.1 hereof to the Account of such Participant. Such Award, without adjustment for deemed income, shall be paid to the Participant no later than March 15 following the Vesting Date.
ARTICLE IV
DISTRIBUTION
     4.1 Payment of Awards. The Plan Administrator shall pay to the Participant or, if applicable his Beneficiary, an amount equal to his vested Award for the applicable Performance Period in a single, lump sum cash payment no later than March 15th of the calendar year immediately following the applicable Vesting Date. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to Participant under the Plan before they otherwise would be paid, the Plan Administrator may withhold an amount equal to the lesser of: (i) the amount in the Participant’s Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
     4.2 Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article IV;

provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if it is not administratively practicable for the Company to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the payment is administratively practicable.
ARTICLE V
ADMINISTRATION OF THE PLAN
     5.1 Plan Administrator. The Plan shall be administered by the President and CEO, who shall be the Plan Administrator. No person serving as Plan Administrator shall receive compensation with respect to his services for the performance of his duties hereunder. The Plan Administrator shall serve without bond or security for the performance of his duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.
     5.2 Actions of Plan Administrator. The Plan Administrator may appoint any individual to act hereunder on his behalf. No person serving as Plan Administrator shall vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any matter or case in which a person is so disqualified to act, the President and CEO or, if the President and CEO is so disqualified to act, the Managing Member of the Company will resolve such matter or case, or will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which he is disqualified.
     5.3 Delegation, Expenses and Indemnification. The Plan Administrator may designate other persons to carry out his responsibilities under the Plan, and may remove any person designated to carry out his responsibilities under the Plan by notice in writing to that person. The Plan Administrator may employ persons to render advice with regard to any of his responsibilities. All usual and reasonable expenses of the Plan Administrator shall be paid by the Company. The Company shall indemnify and hold harmless each person serving as Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such person of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
     5.4 Administrative Duties of President and CEO and Plan Administrator. The President and CEO shall determine the eligibility of any individual to participate in the Plan and to receive benefits hereunder. The Plan Administrator shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business, and shall interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan in its sole and absolute discretion. All determinations of the President and CEO and the Plan Administrator shall be conclusive and binding on all Employees, Participants and Beneficiaries, subject to the provisions of this Plan and applicable law.

     5.5 Actions of Company. Any action to be taken hereunder by the Company shall be taken by resolution adopted by the President and CEO; provided, however, that by resolution, the President and CEO may delegate to any officer of the Company the authority to take any actions hereunder, other than the power to amend or terminate the Plan.
ARTICLE VI
LIMITATION OF RIGHTS
     The establishment of this Plan shall not be construed as giving to any Employee, Participant or Beneficiary, or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or members, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or membership interests in the Company or as giving any Employee the right to be retained in the employment of the Company. All Employees shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company.
ARTICLE VII
LIMITATION OF ASSIGNMENT AND PAYMENTS TO
LEGALLY INCOMPETENT DISTRIBUTEE
     7.1 Non-Alienation. No benefits payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.
     7.2 Incapacitated Distributee. In the event any benefit payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Administrator, on the basis of qualified medical advice, to be incompetent, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.
ARTICLE VIII
AMENDMENT TO OR TERMINATION OF THE PLAN
     The Company reserves the right at any time to amend or terminate the Plan in whole or in part by resolution of the President and CEO. No amendment shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan. In the event that the Company shall change its name, the Plan shall be deemed to be amended to reflect the name change without further action of the Company, and the language of the Plan shall be changed accordingly. Upon termination of the Plan, benefits hereunder shall be paid at the time and in the manner as otherwise provided herein; provided, however, that, notwithstanding the foregoing, the Company, in its sole and absolute discretion, may accelerate the payment of benefits hereunder in the event of termination of the Plan.
ARTICLE IX
STATUS OF PARTICIPANT AS UNSECURED CREDITOR
     All benefits under the Plan shall be the unsecured obligations of the Company, and no assets will be placed in trust or otherwise segregated from the general assets of the Company for the payment of obligations hereunder. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
ARTICLE X
GENERAL AND MISCELLANEOUS
     10.1 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     10.2 Construction. The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.
     10.3 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.
     10.4 No Requirement to Fund. The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any such amounts.
     10.5 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or his Beneficiary that are required to be paid or withheld by the Company.
     10.6 Compliance with Tax Laws. Notwithstanding any provision in this Plan to the contrary, any benefit under this Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan”, as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall comply with the requirements of Section 409A of the

Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.
ARTICLE XI
DEFINITIONS
     11.1 “Account” shall mean the record maintained by the Plan Administrator showing the monetary value of the Awards granted hereunder to each Participant. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of any Participant.
     11.2 “Award” shall mean, for each Performance Period, the total amount awarded to an eligible Participant with respect to services performed during such period for or on behalf of the Company.
     11.3 “Award Date” shall mean the last day of each Performance Period.
     11.4 “Beneficiary” shall mean each beneficiary designated by a Participant pursuant to a written beneficiary designation, on a form provided by the Plan Administrator, and executed specifically with respect to this Plan.
     11.5 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     11.6 “Company” shall mean Nationstar Mortgage LLC, a limited liability company formed under the laws of the State of Delaware, or its successor or successors.
     11.7 “Disability” shall mean, as determined by the Company or the Plan Administrator in good faith, Participant’s inability, due to disability or incapacity, to perform all of his duties on a full-time basis (a) for a period aggregating 90 days, whether or not continuous, in any continuous period of 365 days or (b) where Participant’s absence is adversely affecting the performance of the Company in a significant manner for periods greater than 30 days and Participant does not resume his duties on a full-time basis within 10 days of receipt of written notice of the Company’s or the Plan Administrator’s determination under this clause (b).
     11.8 “Effective Date” shall mean January 1, 2007.
     11.9 “Employee” shall mean a common-law employee of the Company.
     11.10 “Participant” shall mean an Employee who has been selected for participation in the Plan pursuant to Article I hereof and who has not received payment or distribution of all vested benefits under Article IV.
     11.11 “Performance Period” shall mean each calendar year during which the Plan is in effect.

     11.12 “Plan” shall mean the Nationstar Mortgage LLC Long-Term Incentive Plan, as amended from time to time.
     11.13 “Plan Administrator” shall mean the President and CEO.
     11.14 “President and CEO” shall mean the President and Chief Executive Officer of the Company.
     11.15 “Vesting Date” shall mean, with respect to each Award granted under Section 2.1 hereof, the third anniversary of the applicable Award Date, provided that the Participant continues to be employed by the Company on such date or, if earlier, the date of termination of the Participant’s employment with the Company due to death or Disability.